EXHIBIT 10.20
2007 EXECUTIVE ANNUAL INCENTIVE PLAN TARGETS

Pursuant to the terms of the Executive Annual Incentive Plan, as amended as of September 26, 2005 (the "Plan"), the Compensation Committee of the Board of Directors (the “Committee”) of KNBT Bancorp, Inc. (the “Company”) which administers the Plan established performance targets for the annual cash bonuses for fiscal year 2007 to be earned by Scott V. Fainor, the Company’s President and Chief Executive Officer; Eugene T. Sobol, Senior Executive Vice President and Chief Financial Officer, and Sandra L. Bodnyk, Senior Executive Vice President, Chief Risk Officer. The Committee also established performance targets for other senior officers for fiscal year 2007: John T. Andreacio, Executive Vice President, Regional President of Northeast Pennsylvania; Deborah R. Goldsmith, Executive Vice President, Retail Lending and Administration; David B. Kennedy, Executive Vice President, Regional President of Greater Lehigh Valley; Carl F. Kovacs, Executive Vice President, Chief Information Officer; and G. Allen Weiss, Executive Vice President, President of KNBT Wealth Management Group.

Under the terms of the Plan, the Committee establishes a performance matrix for each participant which sets forth the quantitative measures used to determine the amount of a participant's possible bonus, the relative weight accorded each quantitative measure, the minimum and maximum amount of the participant's bonus as a percentage of his base salary as in effect at the beginning of the fiscal year with respect to each quantitative measure and the minimum threshold targets necessary to be achieved in order for any bonus to be awarded.

For fiscal year 2007, the Committee has established targets for the eight executives referenced above based on the Company's (i) earnings per share, as calculated in accordance with the terms of the Plan; (ii) efficiency ratio; and (iii) return on average equity. Under the terms of the targets for fiscal year 2007, the relative weight accorded each of the targets is 40% each for earnings per share and return on average equity and 20% for the efficiency ratio. The amount of the cash bonus for each executive ranges from a minimum of 30% for the chief executive officer, 25% for the chief financial officer, 20% for the chief risk officer and 15% for the other executive officers (if all the minimum threshold targets are achieved) to a maximum of 90% (in the case of the chief executive officer), 75% (in the case of the chief financial officer), 60% (in the case of the chief risk officer) and 45% (in the case of the other executive officers) of the executive's 2007 base salary if the “superior performance” targets are achieved with a target bonus of 60% (in the case of the chief executive officer), 50% (in the case of the chief financial officer), 40% (in the case of the chief risk officer) and 30% (in the case of the other executive officers) of base salary. Since the bonuses can be partially earned if one or more of the targets are achieved, if only the efficiency ratio target was achieved, the executive's bonus could be as low as 6% (in the case of the chief executive officer), 5% (in the case of the chief financial officer), 4% (in the case of the chief risk officer) and 3% (in the case of the other executive officers) of the executive's 2007 annual base salary. As result, the range of the amounts of the bonuses that could potentially be earned by the executives will be as follows: Mr. Fainor, $25,338 to $380,070; Mr. Sobol, $13,133 to $196,988; Ms. Bodnyk, $8,240 to $123,600; Mr. Andreacio, $5,516 to $82,735; Ms. Goldsmith, $4,542 to $68,135; Mr. Kennedy, $5,562 to $83,430; Mr. Kovacs, $4,249 to $63,731; and Mr. Weiss, $4,944 to $74,160.